EXHIBIT D-1


                                STATE OF ILLINOIS

                          ILLINOIS COMMERCE COMMISSION

Union Electric Company d/b/a AmerenUE            )
                                                 )
Notice of transfer of distribution and           )
transmission assets and retail electric          )
business to an affiliate and entry into          )       Docket No.
various agreements pursuant to                   )
Section 16-111(g) of the Illinois Public         )
Utilities Act.                                   )




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                 NOTICE OF TRANSFER OF ELECTRIC DISTRIBUTION AND
                TRANSMISSION ASSETS AND RETAIL ELECTRIC BUSINESS
                   AND ENTRY IN VARIOUS AGREEMENTS PURSUANT TO
             SECTION 16-111(G) OF THE ILLINOIS PUBLIC UTILITIES ACT

--------------------------------------------------------------------------------


James J. Cook                                     Christopher W. Flynn
Ameren Services Company                           Jones, Day, Reavis & Pogue
One Ameren Plaza                                  77 West Wacker
1901 Chouteau Avenue                              Suite 3500
P.O. Box 66149                                    Chicago, Illinois 60601-1692
St. Louis, Missouri 63166-6149                    (312) 782-3939 (voice)
(314) 554-2237 (voice)                            (312) 782-8585 (fax)
(314) 554-4014 (fax)                              cflynn@jonesday.com
jjcook@ameren.com
-----------------

     Pursuant to Section 16-111(g) of the Illinois Public Utilities Act ("Act"), 220 ILCS 5/16-111(g), Union Electric Company d/b/a Ameren UE ("AmerenUE") hereby gives the Commission notice of AmerenUE's intent to transfer all of its Illinois distribution assets and all Illinois transmission assets other than associated with AmerenUE's Venice, Illinois generating plant ("T&D Assets") and associated liabilities and its Illinois retail electric business, to an affiliate, Central Illinois Public Service Company d/b/a Ameren CIPS ("AmerenCIPS"). (AmerenUE and AmerenCIPS shall be referred to jointly as the "Ameren Companies".) Concurrently with this Notice, AmerenUE and AmerenCIPS are filing a petition requesting that the Commission authorize AmerenUE to transfer its Illinois retail gas assets and associated liabilities and business to AmerenCIPS.

INTRODUCTION
------------

     The principal purposes of the transfers of the electric and gas properties and businesses relate to the restructuring of the Illinois operations of the Ameren Corporation ("Ameren"), the parent of both AmerenUE and AmerenCIPS. Ameren is a registered holding company subject to regulation by the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935 ("PUHCA"). AmerenUE provides retail electric and gas service to the public in that portion of the St. Louis metropolitan area located in the State of Illinois ("Metro East"). AmerenUE also provides retail electric and gas service in the State of Missouri. AmerenCIPS provides electric and gas service in the State of Illinois.

     Ameren previously restructured AmerenCIPS' operations by means of a sale of all of AmerenCIPS' generating assets to an affiliate and by having a separate affiliate assume all of AmerenCIPS' marketing responsibilities. AmerenCIPS now operates as a pure "wires" business.

     Ameren now seeks to: i) separate all Illinois regulated utility operations from the electric generation and marketing functions; and ii) consolidate all of Ameren's Illinois regulated operations in a single entity, AmerenCIPS. Upon the transfer of AmerenUE's retail electric and gas assets and businesses in Illinois, AmerenCIPS will succeed to AmerenUE's retail utility operations, and will provide the retail electric and gas services currently provided by AmerenUE pursuant to the tariffs currently in effect for AmerenUE. For its part, AmerenUE will cease to operate as a public utility in this State.

     AmerenUE will transfer its T&D Assets and liabilities, as well as its gas assets and liabilities, to AmerenCIPS by two means: i) approximately half will be transferred in the form of a dividend; and ii) approximately half will be transferred in exchange for a promissory note in the amount of approximately $51 million. These two components will be referred to jointly as the "Transfer". "AmerenUE will retain ownership of the Venice generating plant.

     The Transfer will not adversely affect either the reliability of electric service provided to Metro East retail electric customers or the rates that those customers are charged during the mandatory transition period under the Illinois Customer Choice Law and Rate Relief Law of 1997 ("Customer Choice Law"). 220 ILCS 5/16-111(g) (1999). AmerenCIPS will obtain the generating supply necessary to serve the Metro East electric load under AmerenCIPS' existing power supply agreement ("PSA") with Ameren Energy Marketing Company ("AEMC") After the Transfer, Metro East electric customers will continue to pay the rates they are currently charged under AmerenUE's retail tariffs, through at least December 31, 2004, when the retail rate freeze expires, and until such time as the Commission approves a change in those rates.


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


THE TRANSFER IS CONSISTENT WITH MARKET RESTRUCTURING
----------------------------------------------------

     The Customer Choice Law implemented a comprehensive restructuring of the electric industry in Illinois. The restructuring package includes mandatory rate cuts for residential consumers and phases in the opportunity for all consumers to choose their electric supplier. Other parts of the package provide utilities the opportunity to quickly and efficiently restructure, reorganize and transfer assets in order to adjust to the competitive market. The proposal to transfer AmerenUE's T&D Assets and associated liabilities to AmerenCIPS, and thereby separate the Metro East delivery operations from generation and marketing, is fully authorized and, indeed, encouraged by the Customer Choice Law, as well as by previous statements and actions of the Commission.

     The Commission and others in the state have expressed the belief that competition would be enhanced where competitive generation and related marketing functions were physically or functionally separated from the utility transmission and distribution system. For example, in the Commission's "Report
                                                                        ------
to the Senate President: Analysis of Electric Restructuring with Particular
---------------------------------------------------------------------------
Emphasis on S. B. 55," dated August 15, 1997, the Commission observed that
---------------------
spin-off of generation assets would be one manner in which to address market power concerns. (Id., pp. 9-14). Likewise, in its Order implementing affiliate
                 --
transaction rules, the Commission noted its preference that the unregulated generation and marketing function be separated from the utility transmission and distribution functions. (Order, Rulemaking on Non-Discrimination in Affiliate
                         ----------------------------------------------------
Transactions for Electric Utilities, Docket Nos. 98-0013 and 98-0035 cons.)
-----------------------------------
(September 14, 1998, pp. 8-9).

     The pace of change and restructuring in the Illinois energy market has greatly accelerated. In addition to approving the transfer of AmerenCIPS' generating assets to Ameren Energy Generating Company ("Ameren Generating"), the Commission also has approved the sale or transfer of Illinois Power's generating


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


assets to an affiliate; the sale of IP's Clinton unit to an unaffiliated entity; the sale of Commonwealth Edison's fossil plants to Edison Mission Energy; and the transfer of ComEd's nuclear units to an affiliated generating company.

     As demonstrated herein, and as shown in the accompanying data, the Transfer will not threaten the provision of safe and reliable electric service within Metro East, nor will it cause the Metro East customers to be subject to a request for a rate increase in Metro East pursuant to the provisions of Section 16-111(d) of the Act. Accordingly, the requirements established by Illinois law necessary to transfer the assets in question have been fully satisfied and the Transfer should be approved without the need for a hearing.

STATUTORY BASIS FOR NOTICE
--------------------------

     Sectionl6-111(g) provides, in relevant part, that:

          During the mandatory transition period, an electric utility may, without obtaining any approval of the Commission other than that provided for in this subsection and notwithstanding any other provision of this Act or any rule or regulation of the Commission that would require such approval:

          sell, assign, lease or otherwise transfer assets to an affiliated. . . entity, and as part of such transaction enter into service agreements, power purchase agreements, or other agreements with the transferee; provided, however, that the prices, terms and conditions of any power purchase agreement must be approved or allowed into effect by the
          [FERC]. . . .

DESCRIPTION OF THE PARTIES TO THE PROPOSED TRANSFER
---------------------------------------------------

     AMERENUE. AmerenUE is a subsidiary of Ameren. AmerenUE provides electric
     --------
service to over 1 million customers and gas service to 130,000 customers in Missouri and Illinois. AmerenUE has approximately 62,000 electric and 18,000 gas customers in Illinois; its principal service area is in Missouri.


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


     AMERENCIPS. AmerenCIPS also is a subsidiary of Ameren. AmerenCIPS provides
     ----------
electric service to approximately 320,000 customers and gas service to approximately 170,000 customers, all in the State of Illinois. AmerenCIPS' principal source of supply of electric power and energy is the PSA that it has with AEMC.

     AEMC. AEMC is a wholly-owned subsidiary of Ameren Energy Resources Company
     ----
("Resources"), which is a first-tier subsidiary of Ameren. AEMC markets power and energy at wholesale as a power marketer and at retail as an alternative retail electric supplier ("ARES") in Illinois. AEMC obtains power and energy from Ameren Generating at wholesale under a contract approved by the FERC, and supplies power and energy to AmerenCIPS and other customers at wholesale and retail. AEMC also assumed AmerenCIPS' energy entitlement under its power supply agreement with Electric Energy Inc.

     AMEREN GENERATING. Ameren Generating is also a wholly-owned subsidiary of
     -----------------
Resources. Ameren Generating acquired, with the Commission's approval, all of the generating capacity of AmerenCIPS. Ameren Generating has also acquired, and is in the process of acquiring, additional regional generating resources. Ameren Generating supplies AEMC with AEMC's full requirements (including the AmerenCIPS load) under a power supply agreement.

DESCRIPTION OF THE PROPOSED TRANSFER
------------------------------------

     ASSETS AND OBLIGATIONS TO BE TRANSFERRED
     ----------------------------------------

     AmerenUE will transfer the T&D Assets, and its retail electric business, including its various certificates, franchises and licenses authorizing it to provide retail electric service in Illinois, to AmerenCIPS. The transmission facilities will continue to be managed by its affiliate, Ameren Services Company. AmerenUE will also assign various obligations to AmerenCIPS, including all of the maintenance and labor agreements (as applicable), as those agreements exist as of the Transfer Date, and any other similar agreements that exist as of


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


the Transfer Date. The specific assets and obligations to be transferred are described in the Asset Transfer Agreement that accompanies this Notice as Appendix A, and are set further in the proposed accounting entries included at Appendix C.

     MECHANICS OF THE TRANSFER
     -------------------------

     The transfer of the combined electric and gas assets is planned to be accomplished in the following manner:

     1. AmerenUE will transfer approximately 50% of the combined assets net of liabilities to AmerenCIPS in exchange for a promissory note in an amount equal to approximately 50 percent of the total net book value, estimated to be approximately $51 million.

     2. AmerenUE will hold the note and receive payments including interest from AmerenCIPS.

     3. AmerenUE also will declare an "in kind" dividend to Ameren equal to the remaining balance (approximately 50 percent) of the net book value of the combined assets net of liabilities, estimated to be approximately $51 million.

     4. Ameren will then transfer the dividended assets and liabilities to AmerenCIPS as a capital contribution.


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


     RESULT OF THE TRANSFER
     ----------------------

     The effect of the various components of the transaction is that, as of the Transfer Date, AmerenUE will no longer provide retail electric service in Illinois. AmerenCIPS will own all of the T&D Assets that AmerenUE possesses as of the Transfer Date, and will supply the former AmerenUE Illinois load pursuant to the existing AmerenCIPS-AEMC PSA.

DESCRIPTION OF SUPPLY AND SERVICE AGREEMENTS
--------------------------------------------

     As indicated above, there are two new and one existing agreement that will be involved or affected in the transfer of AmerenUE's retail electric business to AmerenCIPS.

     AMERENUE/AMERENCIPS/AMEREN CORPORATION ASSET TRANSFER AGREEMENT
     ---------------------------------------------------------------

     Under this agreement, AmerenUE will transfer to AmerenCIPS the assets and liabilities discussed herein. As noted, a copy of the form of this agreement is attached as Appendix A.

     AMERENUE/AMERENCIPS PROMISSORY NOTE
     -----------------------------------

     Under this note, AmerenCIPS will pay AmerenUE approximately 50% of the net book value of the transferred assets. A copy of a form of promissory note is attached as Appendix B.

     AMERENCIPS/AEMC PSA
     -------------------

     As noted, this is the existing agreement under which AmerenCIPS would obtain power and energy to serve the Metro East load. Until the PSA expires on December 31, 2004, AEMC must provide AmerenCIPS with its full requirements (including planning and operating reserve requirements and ancillary service generation products). Commencing January 1, 2005, AmerenCIPS would obtain its full requirements from market sources. "Market sources" could include AEMC, Ameren Generating or another affiliate, if any of these entities offered the most economic source of power and energy. There should be ample capacity to supply Metro East's future needs at a reasonable, competitive cost.


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


     Under the PSA, AmerenCIPS pays fixed demand and energy charges, based on AmerenCIPS' actual usage, for bundled load. The effect of setting the demand and energy charges for bundled service load requirements in this way is to insulate Metro East retail customers from risk that those charges could escalate. Even if, for example, a unit were lost and purchased power costs were to increase, or if maintenance or fuel costs were to increase for any one of numerous reasons, the same, fixed demand and energy rates would apply.

     Pricing for capacity and energy used to provide unbundled generation services differs. AmerenCIPS (like AmerenUE), offers certain unbundled electric power products. Specifically, AmerenCIPS offers a "Power Purchase Option" ("PPO") pursuant to Section 16-110 of the Act, "Partial Requirements Power Service" ("PRPS") pursuant to Section 16-104(f), and a "No Notice Power Service" ("NNPS"), which is a default service for customers who suddenly find themselves without a supplier. Under the PPO, PRPS and NNPS tariffs, AmerenCIPS may charge customers a "market value." Under these tariffs, the market value would be established in advance of the time that service is provided. Hence, there is a risk that the projected "market value" could be inadequate to cover the actual cost of serving these customers. Under the PSA, AEMC charges AmerenCIPS for power and energy supplied to serve these customers an amount equal to the charge that AmerenCIPS charges these customers under the PPO, PRPS and NNPS tariffs. Accordingly, the effect of these sales on AmerenCIPS is revenue-neutral, and AEMC assumes the risk that the "market value" charge is adequate to cover the cost of serving these customers.

     The PSA is subject to the jurisdiction of, and has been approved by, FERC.


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


SATISFACTION OF NOTICE REQUIREMENTS
-----------------------------------

     Section 16-111(g) provides that an electric utility intending to transfer assets to an affiliated entity and, as part of that transaction, enter into various agreements, must provide the Commission with at least 30 days notice of the transaction, which must include certain information. The information required under Section 16-111(g) is provided as follows:

               (i) A COMPLETE STATEMENT OF THE ENTRIES THAT THE ELECTRIC UTILITY WILL MAKE ON ITS BOOKS AND RECORDS OF ACCOUNT TO IMPLEMENT THE PROPOSED TRANSACTION TOGETHER WITH A CERTIFICATION FROM AN INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT THAT SUCH ENTRIES ARE IN ACCORD WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The statement of entries and required certification are attached as Appendices C and D, respectively.

               (ii) A CERTIFICATION FROM THE CHIEF ACCOUNTING OFFICER OF THE UTILITY THAT THE ACCOUNTING ENTITIES ARE IN ACCORD WITH COST ALLOCATION GUIDELINES PREVIOUSLY APPROVED BY THE COMMISSION FOR AMERENUE AND ITS AFFILIATES

     The required certification is attached hereto as Appendix E.

               (iii) A DESCRIPTION OF HOW THE ELECTRIC UTILITY WILL USE THE PROCEEDS OF ANY SALE, ASSIGNMENT, LEASE OR TRANSFER TO RETIRE DEBT OR OTHERWISE REDUCE OR RECOVER THE COST OF SERVICES PROVIDED BY SUCH ELECTRIC UTILITY

     There will be no gain on the transfer.

               (iv) A LIST OF ALL FEDERAL APPROVALS OR APPROVALS REQUIRED FROM DEPARTMENTS AND AGENCIES OF THIS STATE, OTHER THAN THE COMMISSION, THAT THE ELECTRIC UTILITY HAS OR WILL OBTAIN BEFORE IMPLEMENTING THE TRANSACTION

     The following approvals are required: i) from FERC, approval for the transfer of jurisdictional (i.e., transmission) assets under Section 203 of the Federal Power Act; ii) from the Missouri Public Service Commission, approval for a disposition of assets by a Missouri public utility; and iii) from the SEC, approval under Sections 9(a)(1) and 12(b) of PUHCA.


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


               (v) AN IRREVOCABLE COMMITMENT BY THE ELECTRIC UTILITY THAT IT WILL NOT, AS A RESULT OF THE TRANSACTION, IMPOSE ANY STRANDED COST CHARGES THAT IT MIGHT OTHERWISE BE ALLOWED TO CHARGE RETAIL CUSTOMERS UNDER FEDERAL LAW OR INCREASE THE TRANSITION CHARGES THAT IT IS OTHERWISE ENTITLED TO COLLECT UNDER ARTICLE XVI

     AmerenUE and its successor service provider in Metro East, AmerenCIPS, irrevocably commit that they will not as a result of the transaction, impose any stranded cost charges that they might otherwise be allowed to charge retail customers under federal law or increase the transition charges that they are otherwise entitled to collect under Article XVI.

               (vi) ELIMINATION OF ELECTRIC FUEL ADJUSTMENT CLAUSE

     AmerenUE eliminated the Metro East retail electric fuel clause on May 1, 1999

               (vii)(A) AND(B) A DESCRIPTION OF HOW SERVICE OBLIGATIONS UNDER THE ACT WILL BE IN A SAFE AND RELIABLE MANNER AND PROJECTED RETURNS ON EQUITY THROUGH DECEMBER 31, 2004, WITH AND WITHOUT THE PROPOSED TRANSFER

     As discussed above, AmerenCIPS has a reliable source of supply in the PSA. Upon termination of the PSA at the end of the mandatory transition period, AmerenCIPS will enter into appropriate supply contracts in the wholesale market. Accordingly, AmerenCIPS will have full access to all market power supply options.

     Post-Transfer projected returns on equity, with and without the Transfer, are set forth in Appendix F to this Notice. Those projections establish that there is no strong likelihood that AmerenCIPS' ratepayers would be subject to a request for an electric rate increase.

THE TRANSFER SHOULD BE APPROVED
-------------------------------

     Under Section 16-111(g), the Commission may reject the Transfer only if it finds that the Transfer will render an electric utility unable to provide tariffed services in a safe and reliable manner and/or that there is a "strong likelihood" that the proposed transaction will render an electric utility being entitled to request an increase in its base rates during the mandatory transition period pursuant to Section 16-111(d).

     There is no basis on which to reject the Transfer. As explained above, after the transaction, AmerenCIPS will provide safe and reliable utility service. The PSA, initially, and later the wholesale market, will provide AmerenCIPS with a safe and reliable source of electric supply. Moreover, the Transfer will not affect the operation of any transmission or distribution plant, which will continue to be operated in the same manner, and with the same degree of safety and reliability, as today.

     Further, the projected returns on equity provided in Appendix F amply demonstrate that there is very little risk that AmerenCIPS would be entitled to request a base rate increase under Section 16-111(d). That subsection authorizes a utility to seek a base rate increase where it can demonstrate that the two-year average of its return on equity is below the average of the monthly yields of 30 year Treasury bonds for the same period. Treasury bond yields have averaged approximately 5.79% for the two year period ending June, 2000. By contrast, and based on very conservative assumptions, the lowest annual projected return on equity, with the transaction, shown on Appendix F is significantly above that level.

     As explained in the accompanying testimony of Mr. Craig Nelson, Vice President - Corporate Planning of Ameren Services Company, if AmerenUE maintains the Metro East operations, it would have to contract for additional capacity, and would be susceptible to significant changes in market prices, an increase in the cost of fuel or operations, or a significant loss of customer base that would lower returns significantly. However, as explained above, the PSA guarantees that generation-related costs cannot increase before January 1, 2005, and are frozen at their current level. Hence, there is very little risk - and


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


certainly "no strong likelihood" - that Metro East customers would be subject to a rate increase during the transition period as a result of the Transfer.

     WHEREFORE, for all the reasons set forth herein, AmerenUE respectfully gives the Commission notice of its intent to transfer its Illinois electric transmission and distribution assets and its Illinois retail electric business to AmerenCIPS and to enter into certain agreements in connection therewith.

                                             Respectfully submitted,

                                             Union Electric Company
                                             d/b/a AmerenUE


                                        By:
                                           ------------------------------------
                                           One of its attorneys


James J. Cook
Ameren Services Company
One Ameren Plaza
1901 Chouteau Avenue
P.O. Box 66149
St. Louis, Missouri 63166-6149
(314) 554-2237 (voice)
(314) 554-4014 (fax)
jjcook@ameren.com

Christopher W. Flynn
Jones, Day, Reavis & Pogue
77 West Wacker
Suite 3500
Chicago, Illinois 60601-1692
(312) 782-3939 (voice)
(312) 782-8585 (fax)
cflynn@jonesday.com


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


                                  VERIFICATION

     Warner L. Baxter, Vice President and Controller of Union Electric Company, being first duly sworn, states that he has read the foregoing Notice, that he is familiar with the statements therein, and that the statements therein are true and correct to the best of his knowledge.


                                        ----------------------------------
                                             Warner L. Baxter


Subscribed and sworn to
before me this      day
               ----
of September, 2000.


----------------------------------
     Notary Public

                                  VERIFICATION

     Craig D. Nelson, Vice President of Central Illinois Public Service Company, being first duly sworn, states that he has read the foregoing Notice, that he is familiar with the statements therein, and that the statements therein are true and correct to the best of his knowledge.


                                        ----------------------------------
                                             Craig D. Nelson

Subscribed and sworn to
before me this      day
               ----
of September, 2000.

                               LIST OF APPENDICES

Title                                                            Appendix
-----                                                            --------

Form of Asset Transfer Agreement.   .       .      .      .      .      A

Form of Promissory Note.     .      .       .      .      .      .      B

Statement of Accounting Entries.    .       .      .      .      .      C

Statement of Certified Public Accountant.   .      .      .      .      D

Statement of Chief Financial Officer        .      .      .      .      E

Return on Equity Analysis (Confidential).   .      .      .      .      F

Direct Testimony of Craig D. Nelson.        .      .      .      .      G

Direct Testimony of Robert J. Mill  .       .      .      .      .      H

Metro East Bundled Electric Service Tariffs .      .      .      .      I

Metro East Delivery Services Tariffs.       .      .      .      .      J

Load Resource Plan (Confidential)   .       .      .      .      .      K